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                                                                   Exhibit 21.1

                        GAYLORD CONTAINER CORPORATION
                                 SUBSIDIARIES





Gaylord Chemical Corporation             La Presa Container, Inc.
Delaware                                 California
100% owned                               50% owned

Gaylord Receivables Corporation          Mexico 2100, Inc.
Delaware                                 Californa
100% owned                               50% owned

GMA Sales Corporation                    Gaylord Container de Mexico, S.A. de
Delaware                                 C.V.
100% owned                               Mexico
                                         97% owned
Gaylord Central National, Inc.
New York
50% owned

Murphy Sales Company
Minnesota
100% owned

Gaylord Container Corporation
Foundation of Delaware
Delaware
100% owned

S & G Packaging Company, L.L.C.
Delaware
35% owned